Exhibit 10.22

Confidential

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of April 21, 2014, is entered into by and between Doug Black (the “Executive”), John Deere Landscapes LLC, a Delaware limited liability company (the “Company”), and CD&R Landscapes Parent, Inc., a Delaware corporation (“Parent”). Capitalized terms that are used but not otherwise defined have the meanings set forth in Section 9.

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to employ the Executive as their Chief Executive Officer and for the Executive to serve as a member of the Board of Directors of Parent, and the Executive desires to provide services to Parent and the Company in such capacities, in each case pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment

Subject to Section 3, effective as of the Effective Date and continuing during the Term of Employment, Parent and the Company shall employ the Executive, and the Executive agrees to accept employment, as the Chief Executive Officer of Parent and the Company and in such positions to undertake the duties and responsibilities commensurate with such positions and as may be reasonably assigned to the Executive from time to time by the Board of Directors of Parent (the “Board”) on the terms and subject to the conditions set forth in this Agreement. During the Term of Employment, the Executive shall report directly to the Board and shall serve as a member of the Board.

2. Extent of Employment

(a) During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability, under the direction of the Board, and shall abide by the policies from time to time established by the Company.

(b) During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity). The Executive may serve on the governing bodies or committees thereof of civic and charitable organizations and of the American Road & Transportation Builders Association so long as such service does not materially interfere with the Executive’s obligations pursuant to this Agreement and may serve on the governing bodies of other companies or enterprises with the prior written consent of the Board.

(c) During the Term of Employment, the principal place of the Executive’s employment shall be at the Company’s headquarters in Alpharetta, Georgia, subject to customary business travel on the business of the Company and its affiliates.

3. Term of Employment; Termination

(a) The “Term of Employment” shall commence on April 28, 2014 or such other date mutually agreed between the Executive and the Chairman of the Board (the “Effective Date”) and shall continue until the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to Section 3(c).

(b) Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Company:

(i) upon the death of the Executive;

(ii) in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the opinion of the Board and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or his legal representative, his duties hereunder for a period of 180 days out of any 270-day period;

(iii) for Cause; or

(iv) for any other reason or no reason, it being understood that no reason shall be required for termination of the Executive’s employment.

The Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that nothing contained herein or otherwise stated by or on behalf of Parent or the Company modifies or amends the right of the Company to terminate the Executive at any time, with or without Cause. Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor in reasonable detail (i.e., Section 3(b)(ii) – (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c) Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Executive:

(i) upon the death of the Executive;

(ii) in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the view of the Board and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or his legal representative, his duties hereunder for a period of 180 days out of any 270-day period;

(iii) for Good Reason; or

(iv) for any other reason or no reason, it being understood that no reason shall be required for termination of the Executive’s employment (a “Voluntary Termination”).

(d) As used in this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving fraud, theft, embezzlement, conversion of property or false statements;

(ii) the Executive’s willful or grossly negligent failure (other than as a result of physical or mental disability) to perform his material employment-related duties for the Company and its subsidiaries, which failure is not cured within 15 days after the Company delivers written notice to the Executive that identifies and describes such failure (the “Cure Period”);

(iii) the Executive’s willful and material violation of a material provision of any written Company or subsidiary policy as in effect from time to time, which violation is not cured within the Cure Period;

(iv) the Executive’s material breach of any written agreement with the Company or its subsidiaries to which the Executive is a party or by which the Executive is bound (including, but not limited to, this Agreement and the Equity Documentation), which breach is not cured within the Cure Period; provided that it shall be presumed that any breach of the restrictive covenants contained in the Equity Documentation is not capable of being cured for purposes of this definition “Cause”, other than the Executive’s breach of his non-competition covenant as a result of ownership of an equity interest in a competing entity, which is cured by his divesting such equity interest; or

(v) the Executive willfully or intentionally engaging in any conduct (including by making a statement that impairs, impugns, denigrates, disparages or negatively reflects upon the name of Parent or any of its subsidiaries) that is materially and demonstrably injurious or detrimental to Parent or any of its subsidiaries, which conduct is not cured within the Cure Period.

Subject to the last paragraph of this Section 3(d), the determination as to whether “Cause” has occurred shall be made by the Board, which shall have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” A termination for Cause shall be deemed to include a determination by the Board within 12 months following the Executive’s termination of employment for any reason that circumstances existed prior to such termination for the Company to have terminated the Executive’s employment for Cause, except that this sentence shall not apply to any circumstances actually known to the Board on the date of such termination.

No act, or failure to act, on the part of the Executive shall be considered “willful” or “intentional” if done, or omitted to be done, by the Executive with the reasonable belief that the Executive’s action or inaction was in the best interests of the Company, unless it would, or would be reasonably expected to, result in any of the circumstances described in clauses (i) through (v) of this definition of “Cause”. Any act, or failure to act, pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has been given the opportunity to appear, with counsel, before the Board to respond to the allegations set forth in the written notice to the Executive of such termination for Cause, which notice shall state that, in the opinion of a majority of the full Board (excluding Executive), Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof. Any such determination of the Board shall be without prejudice to the Executive’s right to challenge the existence of “Cause” by appropriate judicial or arbitral proceeding in accordance with Section 18.

(e) As used in this Agreement, “Good Reason” shall mean any of the following:

(i) a material diminution of the Executive’s Base Salary in effect immediately prior to such diminution;

(ii) a material diminution of the Executive’s target annual bonus opportunity, at target performance levels, from the target annual bonus opportunity, at target performance levels, in effect immediately prior to such diminution (it being understood that the actual amount of the annual bonus and performance criteria shall be subject to Section 4(b));

(iii) a material diminution in the Executive’s authority, duties or responsibilities as Chief Executive Officer of Parent and the Company;

(iv) the relocation of the Executive’s principal place of business to a location more than fifty miles from the Company’s headquarters on the Effective Date;

(v) the failure to elect the Executive to the Board, the removal of the Executive from the Board (other than in connection with his termination of employment), or the failure to re-elect the Executive to the Board upon the expiration of any term as a member of the Board; or

(vi) a material breach by the Company of any written agreement between the Executive, on the one hand, and any of the Company or its subsidiaries, on the other hand (including, but not limited to, this Agreement and the Equity Documentation).

Prior to any termination for Good Reason, the Executive must provide written notice to the Company within the 90 day period after the Executive learns of the initial alleged Good Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive shall not have the right to terminate his employment for Good Reason (i) if, within the 15-day period following receipt of the Executive’s written notice, the Company shall have cured the conduct alleged to be a basis for termination for Good Reason and (ii) absent such cure, unless the Executive actually terminates employment within 30 days following the end of the Company’s cure period.

(f) The Executive shall be entitled to certain payments upon termination of his employment, as follows:

(i) In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive his Base Salary through the effective date of termination, any annual bonus earned (as determined in accordance with the terms of the applicable annual bonus plan) but unpaid as of the effective date of termination for any previously completed fiscal year of the Company, any accrued benefits unpaid as of the effective date of termination, any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, any accrued but unpaid vacation (to the extent payable under the applicable Company policy) and other benefits required by law to be provided to him after termination of employment, in each case when paid according to the Company’s applicable policies and standard practices and the terms of this Agreement (the “Base Termination Compensation”).

(ii) In the event the Executive’s employment is terminated by the Company for any reason other than for Cause (excluding death and Disability) or by the Executive for Good Reason, then the Executive shall be entitled to (A) the Base Termination Compensation, (B) severance pay consisting of (x) 18 months of the Executive’s Base Salary, at the rate in effect at the effective time of termination (“Salary Severance”), paid in equal installments over 18 months on the Company’s normal payroll dates following the date of termination, except that the first installment of such payments shall be paid on the 40th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 3(j) had been effective at the date of termination or, if the Executive’s termination of employment under this Section 3(f)(ii) occurs within 12 months after a Change in Control, in a lump sum on the 40th day following the termination date, (y) the amount of the Executive’s annual bonus for the fiscal year of termination of his employment, determined based on actual results, and (z) the Pro-Rated Bonus, and (C) the continuation of the medical, dental and vision insurance coverage for a period of 18 months at active employee rates (the “Benefit Continuation”). The bonus payments described in clauses (y) and (z) of the preceding sentence will be paid at the time executive annual bonuses are paid for the fiscal year of termination but not later than two and a half (2.5) months following the end of such fiscal year. The Benefit Continuation shall be provided through the Executive’s enrollment in the Company’s COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (inclusive of the amount that would otherwise be contributed by the employer), and the Company’s reimbursement to the Executive for such premiums on a monthly basis, such that, after payment of applicable taxes, the Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA continuation coverage. Any payment of the Executive’s Base Salary after termination of his employment shall be made in accordance with the Company’s regular payroll practices. Other than solely in connection with any equity interests of Parent held by the Executive as described in

Section 5, there will be no additional amounts owing by the Company to the Executive from and after a termination of the Executive’s employment of the nature contemplated by this clause (ii). Because of the current uncertainty surrounding health care coverage due to the implementation of health care reform, in the event that the Benefit Continuation would subject the Executive or the Company to a material cost, tax or penalty, the parties agree to cooperate to provide the Executive with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible.

(iii) If the Executive’s employment is terminated for Cause, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iii).

(iv) If the Executive’s employment is terminated due to a Voluntary Termination, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iv).

(v) If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to the Base Termination Compensation and, if terminated due to Disability, the Benefit Continuation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (v).

(g) Except with respect to the existence of Good Reason, all determinations pursuant to this Section 3 shall be made by the Board, acting in good faith; provided that the Executive, if he serves as a member of the Board, shall take no part in any such determination.

(h) Termination of the Executive’s employment will not terminate Sections 3(f) through 3(k) and 7 through 22, or any other provisions not associated specifically with the Term of Employment.

(i) In the event the Executive’s employment is terminated and the Executive obtains alternative employment and is provided medical coverage in connection therewith, the medical coverage reimbursement the Company provides pursuant to Section 3(f) shall cease. Any provision herein to the contrary notwithstanding, if, following his termination of employment, the Executive materially breaches any restrictive covenant to be contained in the Equity Documentation, then from and after the date of such employment or engagement, the Company shall have no further payment or benefit obligations hereunder. Prior to ceasing to make payment or provide benefits to the Executive under this Section 3(i), the Company must provide written notice to the Executive within the 90 day period after becoming actually aware of the alleged material breach of the restrictive covenants setting forth in reasonable detail the conduct alleged to constitute such material breach. The Company shall not cease to make payment or provide benefits to the Executive under this Section 3(i) due to the Executive’s violation of his non-competition covenant by ownership of an equity interest in a competing entity if, within the 15-day period following receipt of the Company’s written notice of such alleged violation, the Executive shall have cured the conduct alleged to constitute such material breach by divesting such equity interest. Any determination of the Company under this Section 3(i) shall be without prejudice to the Executive’s right to challenge the existence of a material breach of the restrictive covenants by appropriate judicial or arbitral proceeding in accordance with Section 18.

(j) In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to Section 3(f)(ii) other than the Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, the Executive enter into a general release of claims substantially in the form attached hereto as Exhibit A waiving any and all claims against the Company, Clayton, Dubilier & Rice, LLC (“CD&R”) and its affiliated investment funds, Deere & Company, their respective affiliates, and all of the respective officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing relating to this Agreement and to his employment during the term hereof other than (A) any payments to be made pursuant to Section 3(f)(ii), (B) claims solely in connection with any equity interests of Parent held by the Executive, (C) claims solely in connection with any Company employee benefit plan, or (D) any rights to indemnification or reimbursement from Parent or any of its subsidiaries pursuant to their organizational documents, any written indemnification agreement between them then in effect, or any applicable insurance policy (including, without limitation, D&O and EPLI).

(k) The equity interests of Parent held by the Executive on the date of termination or date of death shall be subject to the terms and conditions of the Equity Documentation, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination and repurchase provisions. For the avoidance of doubt, the definitions of “Cause” and “Good Reason” contained in this Agreement shall apply under the Equity Documentation in lieu of the definitions of “Cause” and “Good Reason” contained therein.

(l) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all boards of, and other positions with, Parent and its affiliates (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).

4. Compensation. The Company shall pay compensation to the Executive as follows:

(a) During the Term of Employment, the Company shall pay to the Executive as base compensation for his services hereunder, in substantially equal installments, on the Company’s regular payroll dates, a base salary at a rate of not less than $650,000 per annum. Increases to the Executive’s base salary will be subject to the annual review of the Board and shall be made, if at all, in the Board’s sole discretion. The Executive’s annual base salary, as in effect from time to time, is referred to herein as the “Base Salary.”

(b) Annual Bonus. For each fiscal year during the Term of Employment, the Executive will be eligible to earn an annual bonus with a target amount equal to 125% of the Executive’s Base Salary based on the Executive’s achievement of pre-established performance goals and conditions, as the Board (or the Compensation Committee), in its sole discretion, shall determine on an annual basis in accordance with the annual bonus plan adopted by the Board that is applicable to senior management of the Company. The actual amount of any bonus paid to the Executive for any year shall be determined in the good faith discretion of the Board (or the Compensation Committee of the Board) based on its assessment of the actual performance against the goals and conditions established for the year and, based on that assessment, no bonus may be paid at all. Any annual bonus payable to the Executive for a fiscal year shall be paid to the Executive not later than two and a half (2.5) months following the end of such fiscal year. It shall be a condition to the payment of an annual bonus for a fiscal year that the Executive remain employed through the last day of that fiscal year.

(c) In addition to the annual bonuses, the Executive shall be paid a cash bonus of $500,000 (the “Signing Bonus”) following the Effective Date and not later than 30 days after the Effective Date. The Signing Bonus (net of taxes paid by the Executive on such Signing Bonus) shall be subject to repayment if a Voluntary Termination by the Executive or a termination of the Executive’s employment by the Company for Cause occurs prior to the 18 month anniversary of the Effective Date. To the extent permitted by applicable law, the Company may offset any amounts owed by the Executive pursuant to this Section 4(c) against any amounts payable to the Executive by the Company at the time that any such repayment is due and owing.

5. Equity-Based Compensation. As soon as practicable following the Effective Date, the Executive shall be provided with the following equity-based compensation:

(a) Share Purchase. Parent shall sell, and Executive shall purchase, an aggregate amount of $3 million of fully-vested shares of common stock of Parent, par value $0.01 per share (the “Shares”). The price to be paid per Share will be its fair market value, which is anticipated to be $100 (which is the same value per share on which the conversion price of shares of preferred stock of Parent purchased by an affiliate of CD&R was based and the same price per share at which Shares were issued to Deere & Company in connection with their investment in Parent). Parent’s sale of the Shares to the Executive will be made pursuant to the CD&R Landscapes Parent, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The terms and conditions applicable to the Executive’s acquisition, holding and disposition of the Shares shall be not less favorable than applicable to the other members of senior management of the Company.

(b) Stock Options. Upon the Executive’s purchase of Shares pursuant to Section 5(a), Parent shall grant the Executive non-qualified options to purchase 80,000 additional Shares under the Stock Incentive Plan (the “Options”). The Options will vest in five (5) annual installments at a rate of one-fifth per year on each of the first five anniversaries of December 23, 2013, subject to the continuous employment of the Executive with the Company and Parent until the applicable vesting date. The exercise price per Share covered by the Options shall be the same price as the price paid by the Executive for the purchase of the Shares under Section 5(a). Except as otherwise provided in this Section 5(b), the terms and conditions applicable to the Executive’s acquisition, holding and disposition of the incentive equity shall be not less favorable than applicable to the other members of senior management of the Company.

(c) The Stock Incentive Plan and the agreements governing the Executive’s acquisition, holding and disposition of the Shares and the Options are referred to in this Agreement as the “Equity Documentation.”

(d) The Subscription Agreement that the Executive will enter in connection with his purchase of Shares pursuant to Section 5(a) shall provide that in the event the Executive’s employment is terminated by the Company for any reason other than for Cause or is terminated by the Executive for Good Reason, the Executive may require the Company to repurchase such Shares (i.e., a “put” right) to the same extent, and subject to the same terms and conditions provided in the Subscription Agreement, as if his employment with the Company was terminated by reason of his Disability or death.

6. Reimbursement of Expenses

During the Term of Employment, the Company will reimburse the Executive for reasonable and documented travel, entertainment and other expenses reasonably incurred by the Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

7. Benefits

(a) During the Term of Employment, the Executive (and, to the extent permitted under the applicable health plan, his eligible spouse and eligible dependents) shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, life, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at the sole discretion of the Board, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

(b) The Executive shall be entitled to four (4) weeks of vacation per calendar year.

(c) The Executive shall be entitled to an annual executive-level physical examination at the Emory Executive Health Physical program or a comparable program, for which the Company shall reimburse the Executive for up to $5,000, as adjusted annually by 10%.

8. Parachute Payments

If it is determined that the Executive would receive any payment, deemed payment or other benefit under this Agreement or under any other plan, program, policy or arrangement of the Company that would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code and the regulations thereunder, then the Company shall use its best efforts to seek the approval of the Company’s shareholders in the manner provided for in Section 280G(b)(5)(B) of the Code and the regulations thereunder (if the Company is eligible to do so) so that such payments, deemed payments and other benefits to the Executive will not be treated as “parachute payments” within the meaning of Section 280G(b)(2) and the regulations thereunder.

9. Definitions. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4(a).

“Base Termination Compensation” has the meaning set forth in Section 3(f)(i).

“Board” has the meaning set forth in the recitals.

“Cause” has the meaning set forth in Section 3(d).

“Change in Control” has the meaning set forth in the Equity Documentation; provided, however, that to the extent any provision of this Agreement would cause a payment that is subject to Section 409A of the Code to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control.

“CD&R” has the meaning set forth in Section 3(j).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” has the meaning set forth in the preamble.

“Cure Period” has the meaning set forth in Section 3(d)(ii).

“Disability” means a disability of the nature described in Section 3(b)(ii) and 3(c)(ii).

“Effective Date” has the meaning set forth in Section 3(a).

“Equity Documentation” has the meaning set forth in Section 5(c).

“Executive” has the meaning set forth in the preamble.

“Good Reason” has the meaning set forth in Section 3(e).

“Options” has the meaning set forth in Section 5(b).

“Parent” has the meaning set forth in the preamble.

“Pro-Rated Bonus” means, for purpose of Section 3(f)(ii), the amount of the Executive’s annual bonus for the fiscal year of termination of his employment, determined based on actual results as if he had remained employed for the entire required service period, but pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall equal the number of days the Executive was employed during such fiscal year and the denominator of which is equal to 365.

“Shares” has the meaning set forth in Section 5(a).

“Stock Incentive Plan” has the meaning set forth in Section 5(a).

“Subscription Agreement” has the meaning set forth in the Stock Incentive Plan.

“Term of Employment” has the meaning set forth in Section 3(a).

“Voluntary Termination” has the meaning set forth in Section 3(c)(iv).

10. Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and delivered personally, sent by overnight courier or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to the Executive, to the Executive at the address most recently contained in the Company’s records (which the Executive shall update as necessary)

and a copy to:	Kilpatrick Townsend & Stockton LLP
214 N. Tryon Street, Suite 2500
Charlotte, NC 28202
Attention: Lois Wagman Colbert, Esq.
Fax: (704) 371-6414

If to Company or Parent:	John Deere Landscapes LLC
1060 Windward Ridge Parkway
Suite 170
Alpharetta, GA 30005
Attention: Chairman of the Board
Fax: (309) 749-0085

and a copy to:	Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York 10152
Attention: Theresa Gore
Fax: (212) 407-5252

and a copy to:	Debevoise & Plimpton
919 Third Avenue
New York, NY 10022
Attention: Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax: (212) 909-6836

Any such notice shall be deemed to be given on the date delivered personally or by overnight courier or on the date return receipt is issued if sent by certified or registered mail.

11. Executive’s Representation

The Executive hereby represents and warrants to the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder. The Executive has delivered to the Company a copy of the non-solicitation covenant pursuant to which he is obligated to his prior employer. The Executive agrees to maintain the confidentiality of any information of a prior employer during the Term of Employment. The Company and Parent shall reimburse the Executive for up to $15,000 of the fees of counsel in reviewing this Agreement and the Equity Documentation. The Executive shall submit invoices for legal fees within 30 days of the Effective Date, and the Company shall reimburse the Executive within 30 days of receipt of the invoices from the Executive.

12. Other Matters

The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and Parent, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or Parent will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.

13. Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

14. Waiver of Breach; Specific Performance

The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.

15. Assignment; Third Parties

Neither the Executive, on the one hand, nor the Company or Parent, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other, except as provided in Section 17.

16. Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the parties hereto. This Agreement and the provisions of the Equity Documentation applicable to the Executive embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior agreements, understandings and commitments with respect to such subject matter.

17. Successors

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 17 to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

18. Governing Law; Choice of Forum

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE NORTHERN DISTRICT OF GEORGIA, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES

GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE NORTHERN DISTRICT OF GEORGIA); (3) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE NORTHERN DISTRICT OF GEORGIA; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES AGREE TO TAKE ANY AND ALL ACTIONS NECESSARY OR APPROPRIATE TO EFFECT THE FOREGOING WAIVERS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 18 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

19. Further Action

The Executive, the Company and Parent agree to perform any further acts and to execute and deliver any documents which may he reasonable to carry out the provisions hereof.

20. Counterparts

This Agreement may be executed in counterparts, including facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

21. Payments by Subsidiaries.

The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Parent’s or the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of Parent and the Company hereunder with respect to (but only to the extent of) such payment.

22. Applicability of Section 409A of the Code.

To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of the Executive’s execution of a general release of claims pursuant to Section 3(j) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A will be made, such payment will be made in the later calendar year.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A and that is payable by reason of the Executive’s separation from service within the first six (6) months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A could be construed not to comply with Section 409A, the Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE

/s/ Doug Black
Name:	Doug Black

JOHN DEERE LANDSCAPES LLC

By:	/s/ Paul Pressler
Name: Paul Pressler
Title: Chairman

CD&R LANDSCAPES PARENT, INC.

By:	/s/ Paul Pressler
Name: Paul Pressler
Title: Chairman

Exhibit A

RELEASE PROVISIONS

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of April 21, 2014, to which you and John Deere Landscapes LLC (the “Company”) and CD&R Landscapes Parent, Inc. (“Parent”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge Parent, the Company, Clayton, Dubilier & Rice, LLC (“CD&R”) and its affiliated investment funds, Deere & Company, their respective affiliates, and all of the respective past and present officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from Parent and its subsidiaries, to any services performed for Parent or any of its subsidiaries, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by Parent or any of its subsidiaries, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Release Date”). You further agree, promise, and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this release of claims.

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a) Any payment or benefit set forth in the Employment Agreement;

(b) Reimbursement of unreimbursed business expenses properly incurred prior to the date of your termination of employment in accordance with Company policy;

(c) Claims under the Equity Documentation (as defined in the Employment Agreement) in respect of vested Parent equity held by you;

(d) Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e) Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f) Any claim that Parent has breached this release of claims; and

(g) Indemnification as a current or former director or officer of Parent or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Return of Company Property. Not later than the Effective Release Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.